Exhibit 99.1

DIAMONDBACK ENERGY, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL AND OPERATING RESULTS; INCREASES BASE DIVIDEND

Midland, TX (February 21, 2023) - Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) today announced financial and operating results for the fourth quarter and full year ended December 31, 2022.

FOURTH QUARTER 2022 HIGHLIGHTS

•Average production of 226.1 MBO/d (391.4 MBOE/d)
•Net cash provided by operating activities of $1.44 billion; Operating Cash Flow Before Working Capital Changes (as defined and reconciled below) of $1.67 billion
•Cash capital expenditures of $542 million
•Free Cash Flow (as defined and reconciled below) of $1.13 billion
•Increasing annual base dividend by 7% to $3.20 per share; declared Q4 2022 base cash dividend of $0.80 per share payable on March 10, 2023; implies a 2.4% annualized yield based on February 17, 2023 closing share price of $134.68
•Declared a variable cash dividend of $2.15 per share payable on March 10, 2023; total base-plus-variable dividend of $2.95 per share implies an 8.8% annualized yield based on February 17, 2023 closing share price of $134.68
•Repurchased 2,344,850 shares of common stock in Q4 2022 for $316 million (at a weighted average price of $134.49/share)
•Total Q4 2022 return of capital of $861 million from stock repurchases and the declared base-plus-variable dividend; represents ~76% of Q4 2022 Free Cash Flow (as defined and reconciled below)
•Closed the previously announced acquisition of all leasehold interests and related assets of FireBird Energy LLC on November 30, 2022 and the previously announced acquisition of all leasehold interest and related assets of Lario Permian, LLC, a wholly owned subsidiary of Lario Oil & Gas Company, and certain associated sellers, on January 31, 2023 (collectively, the "FireBird and Lario Acquisitions")

FULL YEAR 2022 HIGHLIGHTS

•Average production of 223.6 MBO/d (386.0 MBOE/d)
•Net cash provided by operating activities of $6.33 billion; Operating Cash Flow Before Working Capital Changes (as defined and reconciled below) of $6.52 billion
•Cash capital expenditures of $1.94 billion
•Generated Free Cash Flow (as defined and reconciled below) of $4.59 billion
•Declared total base-plus-variable dividends of $11.31 per share for the full year 2022

•Repurchased 8,693,384 shares of common stock in 2022 for $1.10 billion (at a weighted average price of $126.19/share)
•Total full year 2022 return of capital of $3.11 billion from stock repurchases and declared base-plus-variable dividends; represents ~68% of FY 2022 Free Cash Flow (as defined and reconciled below)
•Proved reserves as of December 31, 2022 of 2,033 MMBOE (1,070 MBO, 53% oil), up 14% year over year; proved developed producing ("PDP") reserves of 1,404 MMBOE (700 MBO, 50% oil, 69% of proved reserves), up 17% year over year

2023 GUIDANCE HIGHLIGHTS

•Full year 2023 oil production guidance of 256 - 262 MBO/d (430 - 440 MBOE/d)
•Full year 2023 cash CAPEX guidance of $2.50 - $2.70 billion
•The Company expects to drill between 325 and 345 gross (293 - 311 net) wells and complete between 330 and 350 gross (297 - 315 net) wells with an average lateral length of approximately 10,500 feet in 2023
•Q1 2023 oil production guidance of 248 - 252 MBO/d (415 - 422 MBOE/d)
•Q1 2023 cash CAPEX guidance of $625 - $675 million

NON-CORE ASSET SALE UPDATE

•Completed divestiture of 10% equity ownership in the Gray Oak crude oil pipeline for gross proceeds of $180 million in Q1 2023
•Signed definitive agreements to divest ~19,000 net acres in Glasscock County and ~4,900 net acres in Ward and Winkler counties for total consideration of $438 million, subject to certain closing adjustments; estimated loss of 2023 production of 2 MBO/d (7 MBOE/d) accounted for in full year 2023 guidance
•Over $750 million of completed and pending asset sales since announcing initial target
•Increasing non-core asset sale target to at least $1 billion by year-end 2023

“2022 was a record year for Diamondback. I am proud of our team who, in the face of significant inflationary headwinds, were able to execute our capital plan within our original budget while beating volume expectations for the year. As a result, Diamondback was able to generate nearly $4.6 billion of Free Cash Flow and return approximately $3.1 billion of cash to our stockholders through a combination of our growing base dividend, variable dividend and share repurchase program. On top of that, we added over 80,000 net acres and 500 locations through the FireBird and Lario Acquisitions, extending our inventory runway while also providing immediate cash flow accretion for our stockholders,” stated Travis Stice, Chairman and Chief Executive Officer of Diamondback.

Mr. Stice continued, “As we move into 2023, I am confident in our ability to maintain our status as a best-in-class operator. Our well results have steadily improved over the past four years, and our capital costs and cash margins continue to be among the best in the industry. This year, we expect to produce approximately 260,000 barrels of oil per day while spending approximately $2.6 billion in capex. We intend to continue to return at least 75% of our Free Cash Flow to our stockholders and we expect to further strengthen our investment grade balance sheet by reducing debt through cash flow and our increased target of at least $1 billion of non-core asset sales.”

OPERATIONS UPDATE

The tables below provide a summary of operating activity for the fourth quarter of 2022.

Total Activity (Gross Operated):
	Number of Wells Drilled	Number of Wells Completed
Midland Basin	59	61
Delaware Basin	9	—
Total	68	61

Total Activity (Net Operated):
	Number of Wells Drilled	Number of Wells Completed
Midland Basin	54	55
Delaware Basin	8	—
Total	62	55

During the fourth quarter of 2022, Diamondback drilled 59 gross wells in the Midland Basin and nine gross wells in the Delaware Basin. The Company turned 61 operated wells to production in the Midland Basin with an average lateral length of 11,083 feet. Operated completions during the fourth quarter consisted of 20 Lower Spraberry wells, 14 Wolfcamp B wells, 11 Jo Mill wells, 10 Wolfcamp A wells and six Middle Spraberry wells.

For the full year ended December 31, 2022, Diamondback drilled 197 gross wells in the Midland Basin and 43 gross wells in the Delaware Basin. The Company turned 213 operated wells to production in the Midland Basin and 42 operated wells to production in the Delaware Basin. The average lateral length for wells completed during the full year was 10,593 feet, and consisted of 71 Wolfcamp A wells, 70 Lower Spraberry wells, 46 Wolfcamp B wells, 32 Jo Mill wells, 21 Middle Spraberry wells, 11 Second Bone Spring wells, three Third Bone Spring wells and one Barnett well.

FINANCIAL UPDATE

Diamondback's fourth quarter 2022 net income was $1.01 billion, or $5.62 per diluted share. Adjusted net income (as defined and reconciled below) was $948 million, or $5.29 per diluted share.

Fourth quarter 2022 net cash provided by operating activities was $1.44 billion. Through the year ended December 31, 2022, Diamondback's net cash provided by operating activities was $6.33 billion.

During the fourth quarter of 2022, Diamondback spent $482 million on operated and non-operated drilling and completions, $45 million on infrastructure and environmental and $15 million on midstream, for total cash capital expenditures of $542 million. For the year ended December 31, 2022, Diamondback spent $1.69 billion on operated and non-operated drilling and completions, $169 million on infrastructure and environmental and $84 million on midstream, for total cash capital expenditures of $1.94 billion.

Fourth quarter 2022 Consolidated Adjusted EBITDA (as defined and reconciled below) was $1.64 billion. Adjusted EBITDA net of non-controlling interest (as defined and reconciled below) was $1.61 billion.

Diamondback's fourth quarter 2022 Free Cash Flow (as defined and reconciled below) was $1.13 billion. For the year ended December 31, 2022, Diamondback's Free Cash Flow (as defined and reconciled below) was $4.59 billion.

Fourth quarter 2022 average unhedged realized prices were $80.37 per barrel of oil, $3.20 per Mcf of natural gas and $24.93 per barrel of natural gas liquids ("NGLs"), resulting in a total equivalent unhedged realized price of $55.76 per BOE.

Diamondback's cash operating costs for the fourth quarter of 2022 were $10.16 per BOE, including lease operating expenses ("LOE") of $4.47 per BOE, cash general and administrative ("G&A") expenses of $0.61 per BOE, production and ad valorem taxes of $3.22 per BOE and gathering and transportation expenses of $1.86 per BOE.

As of December 31, 2022, Diamondback had $139 million in standalone cash and no borrowings outstanding under its revolving credit facility, with approximately $1.60 billion available for future borrowing under the facility and approximately $1.74 billion of total liquidity.

DIVIDEND DECLARATIONS

Diamondback announced today that the Company's Board of Directors declared a base cash dividend of $0.80 per common share for the fourth quarter of 2022 payable on March 10, 2023, to stockholders of record at the close of business on March 3, 2023.

The Company's Board of Directors also declared a variable cash dividend of $2.15 per common share for the fourth quarter of 2022 payable on March 10, 2023, to stockholders of record at the close of business on March 3, 2023.

Future base and variable dividends remain subject to review and approval at the discretion of the Company's Board of Directors.

COMMON STOCK REPURCHASE PROGRAM

On September 15, 2021 the Board of Directors of Diamondback authorized the Company to acquire up to $2.00 billion of common stock. On July 28, 2022, Diamondback's Board of Directors approved increasing total authorized common stock repurchases to $4.00 billion. During the fourth quarter of 2022, Diamondback repurchased 2,344,850 shares of common stock at an average share price of $134.49 for a total cost of approximately $316 million. To date, Diamondback has repurchased 13,182,907 shares of common stock at an average share price of $119.64 for a total cost of approximately $1.58 billion. Diamondback intends to purchase common stock under the common stock repurchase program opportunistically with cash on hand, free cash flow from operations and proceeds from potential liquidity events such as the sale of assets. This repurchase program has no time limit and may be suspended from time to time, modified, extended or discontinued by the Board at any time. Purchases under the repurchase program may be made from time to time in privately negotiated transactions or open market transactions in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and will be subject to market conditions, applicable legal requirements and other factors. Any common stock purchased as part of this program will be retired.

RESERVES

Estimates of Diamondback's proved reserves as of December 31, 2022 were prepared by Diamondback's internal reservoir engineers and audited by Ryder Scott Company, L.P., an independent petroleum engineering firm. Reference prices of $93.67 per barrel of oil and $6.36 per Mmbtu of natural gas were used in accordance with applicable rules of the Securities and Exchange Commission. Realized prices with applicable differentials were $95.26 per barrel of oil, $5.59 per Mcf of natural gas and $39.40 per barrel of natural gas liquids.

Proved reserves at year-end 2022 of 2,033 MMBOE represent a 14% increase over year-end 2021 reserves. Proved developed reserves increased by 17% to 1,404 MMBOE (69% of total proved reserves) as of December 31, 2022, reflecting the continued development of the Company's horizontal well inventory. Proved undeveloped reserves ("PUD" or "PUDs") increased to 629 MMBOE, a 7% increase over year-end 2021, and are comprised of 718 locations, of which 90 are in the Delaware Basin. Crude oil represents 53% of Diamondback's total proved reserves.

Net proved reserve additions of 385 MMBOE resulted in a reserve replacement ratio of 273% (defined as the sum of extensions and discoveries, revisions, purchases and divestitures, divided by annual production). The organic reserve replacement ratio was 233% (defined as the sum of extensions and discoveries and revisions, divided by annual production).

Extensions and discoveries of reserves were the primary contributor to the increase in reserves totaling 334 MMBOE followed by net purchases of reserves totaling 57 MMBOE, with downward revisions of 7 MMBOE. PDP extensions accounted for 19% of the total increase in reserves. PDP extensions were the result of 654 new wells in which the Company has an interest, and PUD extensions were the result of 311 new locations in which the Company has a working interest. Net purchases of reserves of 57 MMBOE were the net result of acquisitions of 68 MMBOE and divestitures of 11 MMBOE. Downward revisions of 7 MMBOE were primarily the result of PUD downgrades and 99 MMBOE were related to changes in the corporate development plan, which were partially offset by positive revisions of 92 MMBOE associated with higher commodity prices.

The SEC PUD guidelines allow a company to book PUD reserves associated with projects that are to occur within the next five years. With its current development plan, the Company expects to continue its strong PUD conversion ratio in 2023 by converting an estimated 33% of its PUDs to a Proved Developed category, and develop approximately 80% of the consolidated 2022 year-end PUD reserves by the end of 2025.

	Oil (MBbls)	Gas (MMcf)	Liquids (MBbls)	MBOE
As of December 31, 2021	928,289	2,585,807	429,734	1,788,991
Extensions and discoveries	201,326	386,987	68,671	334,495
Revisions of previous estimates	(10,483)	2,827	3,228	(6,784)
Purchase of reserves in place	38,683	82,287	15,645	68,043
Divestitures	(6,691)	(12,671)	(2,079)	(10,882)
Production	(81,616)	(176,376)	(29,880)	(140,892)
As of December 31, 2022	1,069,508	2,868,861	485,319	2,032,971

Diamondback's exploration and development costs in 2022 were $2.3 billion. PD F&D costs were $10.10/BOE. PD F&D costs are defined as exploration and development costs, excluding midstream, divided by the sum of reserves associated with transfers from proved undeveloped reserves at year-end 2021 including any associated revisions in 2022 and extensions and discoveries placed on production during 2021. Drill bit F&D costs were $6.91/BOE including the effects of all revisions including pricing revisions. Drill bit F&D costs are defined as the exploration and development costs, excluding midstream, divided by the sum of extensions, discoveries and revisions.

	Year Ended December 31,
	2022	2021	2020
	(In millions)
Acquisition costs:
Proved properties	$778	$2,805	$13
Unproved properties	1,536	1,829	106
Development costs	566	516	381
Exploration costs	1,698	1,223	1,098
Total	$4,578	$6,373	$1,598

FULL YEAR 2023 GUIDANCE

Below is Diamondback's guidance for the full year 2023, which includes first quarter production, cash tax and capital guidance. This guidance gives effect to the estimated production contribution related to the Lario acquisition, which closed on January 31, 2023.

	2023 Guidance	2023 Guidance
	Diamondback Energy, Inc.	Viper Energy Partners LP

Net production - MBOE/d	430 - 440	34.50 - 38.00
Oil production - MBO/d	256 - 262	20.00 - 22.00
Q1 2023 oil production - MBO/d (total - MBOE/d)	248 - 252 (415 - 422)

Unit costs ($/BOE)
Lease operating expenses, including workovers	$5.00 - $5.50
G&A
Cash G&A	$0.65 - $0.80	$0.60 - $0.80
Non-cash equity-based compensation	$0.40 - $0.50	$0.10 - $0.20
DD&A	$9.25 - $10.25	$9.75 - $10.75
Interest expense (net of interest income)	$1.30 - $1.40	$2.50 - $3.00
Gathering and transportation	$1.80 - $2.00

Production and ad valorem taxes (% of revenue)(a)	7% - 8%	7% - 8%
Corporate tax rate (% of pre-tax income)	23%	20% - 22%
Cash tax rate (% of pre-tax income)	10% - 15%
Q1 2023 Cash taxes ($ - million)	$145 - $165	$6.0 - $10.0

Capital Budget ($ - million)
Drilling, completion, capital workovers, and non-operated properties	$2,250 - $2,410
Midstream (ex. equity method investments)	$80 - $100
Infrastructure and environmental	$170 - $190
2023 Capital expenditures	$2,500 - $2,700
Q1 2023 Capital expenditures	$625 - $675

Gross horizontal wells drilled (net)	325 - 345 (293 - 311)
Gross horizontal wells completed (net)	330 - 350 (297 - 315)
Average lateral length (Ft.)	~10,500'
FY 2023 Midland Basin well costs per lateral foot	$620 - $680
FY 2023 Delaware Basin well costs per lateral foot	$900 - $1,000
Midland Basin net lateral feet (%)	~85%
Delaware Basin net lateral feet (%)	~15%
(a)Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

CONFERENCE CALL
Diamondback will host a conference call and webcast for investors and analysts to discuss its results for the fourth quarter of 2022 on Wednesday, February 22, 2023 at 8:00 a.m. CT. Access to the webcast, and replay which will be available following the call, may be found here. The live webcast of the earnings conference call will also be available via Diamondback’s website at www.diamondbackenergy.com under the “Investor Relations” section of the site.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding Diamondback’s: future performance; business strategy; future operations (including drilling plans and capital plans); estimates and projections of revenues, losses, costs, expenses, returns, cash flow, and financial position; reserve estimates and its ability to replace or increase reserves; anticipated benefits of strategic transactions (including acquisitions and divestitures); and plans and objectives of management (including plans for future cash flow from operations and for executing environmental strategies) are forward-looking statements. When used in this news release, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to Diamondback are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Diamondback believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond Diamondback’s control. Accordingly, forward-looking statements are not guarantees of future performance and Diamondback’s actual outcomes could differ materially from what Diamondback has expressed in its forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases such as the COVID-19 pandemic, and any related company or government policies or actions; actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments, including any impact of the ongoing war in Ukraine on the global energy markets and geopolitical stability; concerns over a potential economic slowdown or recession; inflationary pressures; rising interest rates and their impact on the cost of capital; regional supply and demand factors, including delays, curtailment delays or interruptions of production, or governmental orders, rules or regulations that impose production limits; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; physical and transition risks relating to climate change and the risks and other factors disclosed in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov.

In light of these factors, the events anticipated by Diamondback’s forward-looking statements may not occur at the time anticipated or at all. Moreover, Diamondback operates in a very competitive and rapidly changing environment and new risks emerge from time to time. Diamondback cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly, you should not place undue reliance on any forward-looking statements made in this news release. All forward-looking statements speak only as of the date of this news release or, if earlier, as of the date they were made. Diamondback does not intend to, and disclaims any obligation to, update or revise any forward-looking statements unless required by applicable law.

Diamondback Energy, Inc.
Consolidated Balance Sheets
(unaudited, in millions, except share amounts)

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$157	$654
Restricted cash	7	18
Accounts receivable:
Joint interest and other, net	104	72
Oil and natural gas sales, net	618	598
Inventories	67	62
Derivative instruments	132	13
Income tax receivable	284	1
Prepaid expenses and other current assets	23	28
Total current assets	1,392	1,446
Property and equipment:
Oil and natural gas properties, full cost method of accounting ($8,355 million and $8,496 million excluded from amortization at December 31, 2022 and December 31, 2021, respectively)	37,122	32,914
Other property, equipment and land	1,481	1,250
Accumulated depletion, depreciation, amortization and impairment	(14,844)	(13,545)
Property and equipment, net	23,759	20,619
Funds held in escrow	119	12
Equity method investments	566	613
Assets held for sale	158	—
Derivative instruments	23	4
Deferred income taxes, net	64	40
Investment in real estate, net	86	88
Other assets	42	76
Total assets	$26,209	$22,898
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable - trade	$127	$36
Accrued capital expenditures	480	295
Current maturities of long-term debt	10	45
Other accrued liabilities	399	419
Revenues and royalties payable	619	452
Derivative instruments	47	174
Income taxes payable	34	17
Total current liabilities	1,716	1,438
Long-term debt	6,238	6,642
Derivative instruments	148	29
Asset retirement obligations	336	166
Deferred income taxes	2,069	1,338
Other long-term liabilities	12	40
Total liabilities	10,519	9,653
Stockholders’ equity:
Common stock, $0.01 par value; 400,000,000 shares authorized; 179,840,797 and 177,551,347 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	2	2
Additional paid-in capital	14,213	14,084
Retained earnings (accumulated deficit)	801	(1,998)
Accumulated other comprehensive income (loss)	(7)	—
Total Diamondback Energy, Inc. stockholders’ equity	15,009	12,088
Non-controlling interest	681	1,157
Total equity	15,690	13,245
Total liabilities and equity	$26,209	$22,898

Diamondback Energy, Inc.
Condensed Consolidated Statements of Operations
(unaudited, $ in millions except per share data, shares in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues:
Oil, natural gas and natural gas liquid sales	$2,008	$2,011	$9,566	$6,747
Other operating income	22	11	77	50
Total revenues	2,030	2,022	9,643	6,797
Costs and expenses:
Lease operating expenses	161	150	652	565
Production and ad valorem taxes	116	121	611	425
Gathering and transportation	67	58	258	212
Depreciation, depletion, amortization and accretion	365	320	1,344	1,275
General and administrative expenses	35	47	144	146
Merger and integration expense	3	1	14	78
Other operating expenses	27	14	112	95
Total costs and expenses	774	711	3,135	2,796
Income (loss) from operations	1,256	1,311	6,508	4,001
Other income (expense):
Interest expense, net	(37)	(29)	(159)	(199)
Other income (expense), net	(2)	(6)	(5)	(10)
Gain (loss) on derivative instruments, net	91	47	(586)	(848)
Gain (loss) on sale of equity method investments	—	—	—	23
Gain (loss) on extinguishment of debt	(40)	(2)	(99)	(75)
Income (loss) from equity investments	21	9	77	15
Total other income (expense), net	33	19	(772)	(1,094)
Income (loss) before income taxes	1,289	1,330	5,736	2,907
Provision for (benefit from) income taxes	261	279	1,174	631
Net income (loss)	1,028	1,051	4,562	2,276
Net income (loss) attributable to non-controlling interest	21	49	176	94
Net income (loss) attributable to Diamondback Energy, Inc.	$1,007	$1,002	$4,386	$2,182

Earnings (loss) per common share:
Basic	$5.62	$5.50	$24.61	$12.24
Diluted	$5.62	$5.50	$24.61	$12.24
Weighted average common shares outstanding:
Basic	177,640	180,143	176,539	176,643
Diluted	177,640	180,144	176,539	176,643
Dividends declared per share	$2.95	$0.60	$11.31	$1.95

Comprehensive income (loss):
Net income (loss) attributable to Diamondback Energy, Inc.	$1,007	$1,002	$4,386	$2,182
Other comprehensive income (loss), net of tax:
Pension and postretirement benefit plans	(7)	—	(7)	—
Comprehensive income (loss) attributable to Diamondback Energy, Inc	$1,000	$1,002	$4,379	$2,182

Diamondback Energy, Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income (loss)	$1,028	$1,051	$4,562	$2,276
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for (benefit from) deferred income taxes	345	258	720	606
Depreciation, depletion, amortization and accretion	365	320	1,344	1,275
(Gain) loss on extinguishment of debt	40	2	99	75
(Gain) loss on derivative instruments, net	(91)	(47)	586	848
Cash received (paid) on settlement of derivative instruments	(34)	(400)	(850)	(1,247)
(Income) loss from equity investment	(21)	(9)	(77)	(15)
Equity-based compensation expense	13	14	55	51
(Gain) loss on sale of equity method investments	—	—	—	(23)
Other	28	17	85	62
Changes in operating assets and liabilities:
Accounts receivable	66	111	(47)	(196)
Income tax receivable	(282)	—	(283)	152
Prepaid expenses and other	37	(3)	21	20
Accounts payable and accrued liabilities	(18)	(2)	(47)	(41)
Income tax payable	3	—	17	—
Revenues and royalties payable	(26)	(109)	156	148
Other	(12)	(36)	(16)	(47)
Net cash provided by (used in) operating activities	1,441	1,167	6,325	3,944
Cash flows from investing activities:
Drilling, completions and infrastructure additions to oil and natural gas properties	(527)	(427)	(1,854)	(1,457)
Additions to midstream assets	(15)	(7)	(84)	(30)
Property acquisitions	(938)	(373)	(1,567)	(827)
Funds held in escrow	(114)	(10)	(108)	40
Proceeds from sale of assets	222	708	327	820
Other	(6)	(107)	(44)	(85)
Net cash provided by (used in) investing activities	(1,378)	(216)	(3,330)	(1,539)
Cash flows from financing activities:
Proceeds from borrowings under credit facilities	1,104	554	5,204	1,313
Repayments under credit facilities	(1,432)	(147)	(5,551)	(1,000)
Proceeds from senior notes	1,750	—	2,500	2,200
Repayment of senior notes	(500)	(653)	(2,410)	(3,193)
Proceeds from (repayments to) joint venture	(33)	(6)	(74)	(20)
Premium on extinguishment of debt	(14)	—	(63)	(178)
Repurchased shares under buyback program	(316)	(409)	(1,098)	(431)
Repurchased units under buyback program	(31)	(31)	(153)	(94)
Dividends paid to stockholders	(398)	(91)	(1,572)	(312)
Distributions to non-controlling interest	(36)	(40)	(217)	(112)
Financing portion of net cash received (paid) for derivative instruments	—	(3)	—	22
Other	(27)	6	(69)	(36)
Net cash provided by (used in) financing activities	67	(820)	(3,503)	(1,841)
Net increase (decrease) in cash and cash equivalents	130	131	(508)	564
Cash, cash equivalents and restricted cash at beginning of period	34	541	672	108
Cash, cash equivalents and restricted cash at end of period	$164	$672	$164	$672

Diamondback Energy, Inc.
Selected Operating Data
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Production Data:
Oil (MBbls)	20,803	20,819	81,616	81,522
Natural gas (MMcf)	45,020	45,220	176,376	169,406
Natural gas liquids (MBbls)	7,703	7,254	29,880	27,246
Combined volumes (MBOE)(1)	36,009	35,610	140,892	137,002

Daily oil volumes (BO/d)	226,120	226,293	223,605	223,348
Daily combined volumes (BOE/d)	391,402	387,065	386,005	375,349

Average Prices:
Oil ($ per Bbl)	$80.37	$74.50	$93.85	$66.19
Natural gas ($ per Mcf)	$3.20	$4.56	$4.86	$3.36
Natural gas liquids ($ per Bbl)	$24.93	$35.02	$35.07	$28.70
Combined ($ per BOE)	$55.76	$56.47	$67.90	$49.25

Oil, hedged ($ per Bbl)(2)	$79.08	$58.70	$86.76	$52.56
Natural gas, hedged ($ per Mcf)(2)	$3.20	$3.12	$4.12	$2.39
Natural gas liquids, hedged ($ per Bbl)(2)	$24.93	$34.46	$35.07	$28.33
Average price, hedged ($ per BOE)(2)	$55.01	$45.30	$62.85	$39.87

Average Costs per BOE:
Lease operating expenses	$4.47	$4.21	$4.63	$4.12
Production and ad valorem taxes	3.22	3.40	4.34	3.10
Gathering and transportation expense	1.86	1.63	1.83	1.55
General and administrative - cash component	0.61	0.93	0.63	0.69
Total operating expense - cash	$10.16	$10.17	$11.43	$9.46

General and administrative - non-cash component	$0.36	$0.39	$0.39	$0.37
Depletion	$9.50	$8.51	$8.87	$8.77
Interest expense, net	$1.03	$0.81	$1.13	$1.45
(1)Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)Hedged prices reflect the effect of our commodity derivative transactions on our average sales prices and include gains and losses on cash settlements for matured commodity derivatives, which we do not designate for hedge accounting. Hedged prices exclude gains or losses resulting from the early settlement of commodity derivative contracts.

NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as net income (loss) attributable to Diamondback Energy, Inc., plus net income (loss) attributable to non-controlling interest ("net income (loss)") before non-cash (gain) loss on derivative instruments, net, interest expense, net, depreciation, depletion, amortization and accretion, depreciation and interest expense related to equity method investments, impairment and abandonments related to equity method investments, (gain) loss on sale of equity method investments, (gain) loss on extinguishment of debt, non-cash equity-based compensation expense, capitalized equity-based compensation expense, merger and integration expense, other non-cash transactions and provision for (benefit from) income taxes, if any. Adjusted EBITDA is not a measure of net income as determined by United States generally accepted accounting principles ("GAAP"). Management believes Adjusted EBITDA is useful because the measure allows it to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. The Company adds the items listed above to net income (loss) to determine Adjusted EBITDA because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets. The Company’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts.

The following tables present a reconciliation of the GAAP financial measure of net income (loss) attributable to Diamondback Energy, Inc. to the non-GAAP financial measure of Adjusted EBITDA:

Diamondback Energy, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(unaudited, in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income (loss) attributable to Diamondback Energy, Inc.	$1,007	$1,002	$4,386	$2,182
Net income (loss) attributable to non-controlling interest	21	49	176	94
Net income (loss)	1,028	1,051	4,562	2,276
Non-cash (gain) loss on derivative instruments, net	(125)	(450)	(264)	(377)
Interest expense, net	37	29	159	199
Depreciation, depletion, amortization and accretion	365	320	1,344	1,275
Depreciation and interest expense related to equity method investments	16	13	63	43
Impairment and abandonments related to equity method investments	—	—	1	4
(Gain) loss on sale of equity method investments	—	—	—	(23)
(Gain) loss on extinguishment of debt	40	2	99	75
Non-cash equity-based compensation expense	18	20	76	71
Capitalized equity-based compensation expense	(5)	(6)	(21)	(20)
Merger and integration expenses	3	1	14	78
Other non-cash transactions	1	(3)	10	6
Provision for (benefit from) income taxes	261	279	1,174	631
Consolidated Adjusted EBITDA	1,639	1,256	7,217	4,238
Less: Adjustment for non-controlling interest	33	64	211	145
Adjusted EBITDA attributable to Diamondback Energy, Inc.	$1,606	$1,192	$7,006	$4,093

ADJUSTED NET INCOME
Adjusted net income is a non-GAAP financial measure equal to net income (loss) attributable to Diamondback Energy, Inc. plus net income (loss) attributable to non-controlling interest ("net income (loss)") adjusted for non-cash (gain) loss on derivative instruments, net, (gain) loss on extinguishment of debt, merger and integration expense; other non-cash transactions and related income tax adjustments, if any. The Company’s computation of adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts. Management believes adjusted net income helps investors in the oil and natural gas industry to measure and compare the Company's performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.
The following table presents a reconciliation of the GAAP financial measure of net income (loss) attributable to Diamondback Energy, Inc. to the non-GAAP measure of adjusted net income:

Diamondback Energy, Inc.
Adjusted Net Income
(unaudited, $ in millions except per share data, shares in thousands)

	Three Months Ended December 31, 2022
	Amounts	Amounts Per Diluted Share
Net income (loss) attributable to Diamondback Energy, Inc.(a)	$1,007	$5.62
Net income (loss) attributable to non-controlling interest	21	0.12
Net income (loss)(a)	1,028	5.74
Non-cash (gain) loss on derivative instruments, net	(125)	(0.70)
(Gain) loss on extinguishment of debt	40	0.22
Merger and integration expense	3	0.02
Other non-cash transactions	1	0.01
Adjusted net income excluding above items(a)	947	5.29
Income tax adjustment for above items	22	0.12
Adjusted net income(a)	969	5.41
Less: Adjusted net income attributable to non-controlling interest	21	0.12
Adjusted net income attributable to Diamondback Energy, Inc.(a)	$948	$5.29

Weighted average common shares outstanding:
Basic		177,640
Diluted		177,640
(a) The Company’s earnings (loss) per diluted share amount has been computed using the two-class method in accordance with GAAP. The two-class method is an earnings allocation which reflects the respective ownership among holders of common stock and participating securities. Diluted earnings per share using the two-class method is calculated as (i) net income attributable to Diamondback Energy, Inc, (ii) plus the reallocation of $8 million in earnings attributable to participating securities, divided by (iii) diluted weighted average common shares outstanding.

OPERATING CASH FLOW BEFORE WORKING CAPITAL CHANGES, FREE CASH FLOW AND ADJUSTED FREE CASH FLOW

Operating cash flow before working capital changes, which is a non-GAAP financial measure representing net cash provided by operating activities as determined under GAAP without regard to changes in operating assets and liabilities. The Company believes operating cash flow before working capital changes is a useful measure of an oil and natural gas company’s ability to generate cash used to fund exploration, development and acquisition activities and service debt or pay dividends. The Company also uses this measure because adjusted operating cash flow relates to the timing of cash receipts and disbursements that the Company may not control and may not relate to the period in which the operating activities occurred. This allows the Company to compare its operating performance with that of other companies without regard to financing methods and capital structure.

Free Cash Flow, which is a non-GAAP financial measure, is cash flow from operating activities before changes in working capital in excess of cash capital expenditures. Adjusted Free Cash Flow, which is a non-GAAP financial measure, is Free Cash Flow adjusted for early termination of commodity derivative contracts. The Company believes that Free Cash Flow and Adjusted Free Cash Flow are useful to investors as they provide measures to compare both cash flow from operating activities and additions to oil and natural gas properties across periods on a consistent basis as adjusted for non-recurring early settlements of commodity derivative contracts. These measures should not be considered as an alternative to, or more meaningful than, net cash provided by operating activities as an indicator of operating performance. The Company's computation of operating cash flow before working capital changes, Free Cash Flow and Adjusted Free Cash Flow may not be comparable to other similarly titled measures of other companies. The Company uses Free Cash Flow to reduce debt, as well as return capital to stockholders as determined by the Board of Directors.

The following tables present a reconciliation of the GAAP financial measure of net cash provided by operating activities to the non-GAAP measure of operating cash flow before working capital changes and to the non-GAAP measure of Free Cash Flow:

Diamondback Energy, Inc.
Operating Cash Flow Before Working Capital Changes, Free Cash Flow and Adjusted Free Cash Flow
(unaudited, in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net cash provided by operating activities	$1,441	$1,167	$6,325	$3,944
Less: Changes in cash due to changes in operating assets and liabilities:
Accounts receivable	66	111	(47)	(196)
Income tax receivable	(282)	—	(283)	152
Prepaid expenses and other	37	(3)	21	20
Accounts payable and accrued liabilities	(18)	(2)	(47)	(41)
Income tax payable	3	—	17	—
Revenues and royalties payable	(26)	(109)	156	148
Other	(12)	(36)	(16)	(47)
Total working capital changes	(232)	(39)	(199)	36
Operating cash flow before working capital changes	1,673	1,206	6,524	3,908
Drilling, completions and infrastructure additions to oil and natural gas properties	(527)	(427)	(1,854)	(1,457)
Additions to midstream assets	(15)	(7)	(84)	(30)
Total Cash CAPEX	(542)	(434)	(1,938)	(1,487)
Free Cash Flow	1,131	772	4,586	2,421
Early termination of derivatives	—	—	138	—
Adjusted Free Cash Flow	$1,131	$772	$4,724	$2,421

NET DEBT

The Company defines the non-GAAP measure of net debt as total debt less cash and cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Company believes this metric is useful to analysts and investors in determining the Company's leverage position because the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt.

Diamondback Energy, Inc.
Net Debt
(unaudited, in millions)

	December 31, 2022	Net Q4 Principal Borrowings/(Repayments)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
	(in millions)
Diamondback Energy, Inc.(a)	$5,837	$1,497	$4,340	$4,206	$4,533	$5,277
Viper Energy Partners LP(a)	582	(93)	675	680	728	784
Rattler Midstream LP(a)	—	(500)	500	732	730	695
Total debt	6,419	$904	5,515	5,618	5,991	6,756
Cash and cash equivalents	(157)		(27)	(43)	(149)	(654)
Net debt	$6,262		$5,488	$5,575	$5,842	$6,102
(a)    Excludes debt issuance costs, discounts, premiums and fair value hedges.

PV-10

PV-10 is the Company's estimate of the present value of the future net revenues from proved oil and natural gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their "present value." The Company believes PV-10 to be an important measure for evaluating the relative significance of its oil and natural gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and natural gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, the Company believes the use of a pre-tax measure is valuable for evaluating the Company. The Company believes that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and natural gas industry. The following table reconciles PV-10 to the Company's standardized measure of discounted future net cash flows, the most directly comparable measure calculated and presented in accordance with GAAP. PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP.

(in millions)	December 31, 2022
Standardized measure of discounted future net cash flows after tax	$35,699
Add: Present value of future income tax discounted at 10%	8,012
PV-10	$43,711

DERIVATIVES

As of February 17, 2023, the Company had the following outstanding consolidated derivative contracts, including derivative contracts at Viper Energy Partners LP. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent pricing and with natural gas derivative settlements based on the New York Mercantile Exchange Henry Hub pricing. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q1 2023	Q2 2023	Q3 2023	Q4 2023	1H 2024	2H 2024
Costless Collars - Crude Brent Oil	6,000	6,000	—	—	—	—
Long Put Price ($/Bbl)	$60.00	$60.00	—	—	—	—
Ceiling Price ($/Bbl)	$114.57	$114.57	—	—	—	—
Long Puts - WTI (Cushing)	12,000	12,000	6,000	—	—	—
Long Put Price ($/Bbl)	$54.50	$55.00	$55.00	—	—	—
Deferred Premium ($/Bbl)	$-1.82	$-1.82	$-1.88	—	—	—
Long Puts - WTI (Magellan East Houston)	35,311	30,000	16,000	8,000	—	—
Long Put Price ($/Bbl)	$54.15	$54.00	$55.00	$55.00	—	—
Deferred Premium ($/Bbl)	$-1.75	$-1.74	$-1.76	$-1.81	—	—
Long Puts - Crude Brent Oil	93,000	81,000	51,000	22,000	—	—
Long Put Price ($/Bbl)	$53.76	$53.83	$54.31	$55.00	—	—
Deferred Premium ($/Bbl)	$-1.76	$-1.77	$-1.77	$-1.66	—	—
Basis Swaps - WTI (Midland)	24,000	24,000	24,000	24,000	—	—
	$0.90	$0.90	$0.90	$0.90	—	—

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q1 2023	Q2 2023	Q3 2023	Q4 2023	1H 2024	2H 2024
Costless Collars - Henry Hub	370,000	330,000	310,000	310,000	200,000	200,000
Long Put Price ($/Mmbtu)	$3.14	$3.17	$3.18	$3.18	$3.00	$3.00
Ceiling Price ($/Mmbtu)	$9.28	$9.13	$9.22	$9.22	$8.42	$8.42
Natural Gas Basis Swaps - Waha Hub	350,000	350,000	330,000	330,000	380,000	380,000
	$-1.20	$-1.20	$-1.24	$-1.24	$-1.18	$-1.18

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com